Exhibit 99.1

Allegheny Technologies Announces Second Quarter 2013 Results

Second Quarter 2013 Results

  Sales were $1.14 billion
  Net income attributable to ATI was $4.4 million, or $0.04 per share
  Segment operating profit was $71.7 million, or 6.3% of sales
  Gross cost reductions were $79.4 million year to date
  Cash on hand was $74.1 million
  Net debt to total capitalization was 36.0%

PITTSBURGH--(BUSINESS WIRE)--July 24, 2013--Allegheny Technologies Incorporated (NYSE: ATI) reported net income for the second quarter 2013 of $4.4 million, or $0.04 per share, on sales of $1.14 billion. For the second quarter 2012, ATI reported net income of $56.4 million, or $0.50 per share, on sales of $1.36 billion.

For the six months ended June 30, 2013, net income was $14.4 million, or $0.13 per share, on sales of $2.31 billion. For the six months ended June 30, 2012, net income was $112.6 million, or $1.00 per share, on sales of $2.71 billion.

“Challenging conditions in many of our end markets continued during the second quarter 2013,” said Rich Harshman, Chairman, President and Chief Executive Officer. “Lackluster global demand for standard stainless and grain-oriented electrical steel products combined with excess global supply and falling raw material surcharges for stainless resulted in continuing pricing pressure and reduced margins on these products.

“Weak economic growth in the U.S., negative growth in the Eurozone, and slower growth in China, India and other developing economies continued to negatively impact demand and create pricing pressure for our products from the chemical process industry, electrical energy, and construction and mining equipment markets.

“Market fundamentals remained strong in the commercial aerospace, oil and gas, medical and automotive markets. However, consistently falling raw material prices, especially for nickel and titanium scrap, continued weak demand from the jet engine aftermarket, and aggressive inventory management actions throughout the supply chains, combined with relatively short lead times, continued to negatively impact short-term demand and prices for most of our products used in these markets.”

  ATI’s sales to the key global markets of aerospace and defense, oil and gas/chemical process industry, electrical energy, and medical represented 69% of ATI first six months 2013 sales:
    Sales to the aerospace and defense market represented 34% of ATI sales.
    Sales to the oil and gas/chemical process industry represented 19% of ATI sales.
    Sales to the electrical energy market represented 11% of ATI sales.
    Sales to the medical market represented 5% of ATI sales.
  Direct international sales represented 39% of ATI first half 2013 sales.

High-value products sales represented approximately 79% of ATI first half 2013 sales. Sales of nickel-based alloys and specialty alloys represented 24% of first half 2013 ATI sales. Sales of our titanium products, including Uniti joint venture conversion, represented 15% of first half 2013 ATI sales. Total titanium mill product shipments, including flat-rolled titanium products, were 9.3 million pounds in the second quarter 2013, bringing the first half total to 19.6 million pounds. Sales of precision forgings and castings represented approximately 13% of first half 2013 sales.

“Segment operating profit in the second quarter 2013 was approximately $72 million, or 6.3% of sales,” Harshman noted. “Operating profit in the High Performance Metals segment was 13.9% of sales and was negatively impacted by reduced operating rates, and reduced raw material surcharges due to continued falling raw material prices not being aligned with higher raw material costs due to long manufacturing cycles for many of our products, and pricing pressures on transaction, or spot, business. In addition, the segment was impacted by low demand from the jet engine aftermarket, aggressive inventory management in the aerospace supply chain, reduced demand for forgings from the construction and mining equipment market, and low demand for zirconium products from the nuclear energy and chemical processing industry markets.

“Flat-Rolled Products segment operating profit was $1.4 million, or 0.3% of sales, reflecting the challenging market conditions for standard stainless and grain-oriented electrical steel products, pricing pressures on high-value products, including industrial grade titanium products, and lower overall demand for many of our high-value flat-rolled products due to global economic conditions.

“Operating profit in our Engineered Products segment improved sequentially to $3.1 million, or 3.1% of sales, from breakeven levels in the first quarter 2013, due primarily to improved demand for tungsten-based products.

“While the short-term remains challenging in many of our end markets, we are confident in the strong profitable growth opportunities for ATI over the next 3 to 5 years,” Harshman continued.

“In the short-term we continue to focus on issues within our control. Cost reduction remains a priority. We are accelerating our cost reduction efforts, resulting in more than $79 million in gross cost reductions during the first six months 2013. This pace is well above our 2013 target of $100 million in new cost reductions for the full year. These cost reductions are expected to benefit ATI operations later in 2013 and beyond. We are focused on reducing our managed working capital through a number of actions including lean initiatives to improve inventory turns. Managed working capital was reduced by $48 million in the second quarter 2013, compared to the first quarter 2013, and was reduced to 39.8% of annualized sales at the end of June 2013 from 41.1% at year-end 2012.

“An important strategy to reengineer and transform our Flat-Rolled Products segment and position this business as a significant profit contributor to ATI in the future is our $1.2 billion investment in a new Hot-Rolling and Processing Facility (HRPF). This project is on schedule and on budget. As previously stated, the HRPF is expected to be production-ready by the end of 2013, with commissioning occurring throughout 2014. Beginning in 2015, we plan to idle the existing old and non-competitive hot strip mill and produce all ATI flat-rolled products using the HRPF. It is designed to significantly expand our product offering capabilities, shorten manufacturing cycle times, reduce inventory requirements, and improve the cost structure and profitability of our flat-rolled products business. We currently expect 2013 capital expenditures to be approximately $575 million, with approximately 90% of this being associated with the HRPF.

“We remain on track to begin the premium quality (PQ) qualification process of our Rowley, Utah titanium sponge facility later this year. This facility has been producing industrial grade titanium sponge since the fourth quarter 2010 and standard quality (SQ) titanium sponge since the first quarter 2012. The chemistry of the sponge being produced is consistent with PQ requirements. As previously stated, due to lower demand for industrial grade titanium products from the global market, we have reduced the output at Rowley and are operating at approximately 60% of capacity. Although we have been operating at a less efficient rate, we continue to reduce sponge production costs. We will continue to assess the optimal production rates at Rowley based on market demand for SQ titanium products.

“Recently, we took actions to improve our financial flexibility and liquidity. With the support of our bank group, we modified the financial covenants of our $400 million unsecured domestic borrowing facility, and extended the maturity date to 2018. There were no borrowings outstanding under this facility at the end of the second quarter 2013. Also, on July 12, 2013, we successfully issued $500 million aggregate principal amount of 10-year notes. As a result of these actions, ATI currently has approximately $1 billion of cash and available liquidity.”

Strategy and Outlook

“As we look ahead to the second half of 2013, we are not seeing any significant signs of changes in market conditions. The third quarter may prove to be even more challenging as it is traditionally the softest quarter of the year in many of our end markets, especially in Europe. We are encouraged by recent signs of stabilization in nickel and titanium scrap prices. If this continues, we may begin to see an improvement in demand and stabilization of selling prices beginning in the fourth quarter 2013. We believe many of our customers will continue to be cautious as near-term global economic uncertainties remain, lead times remain short, and raw materials prices, especially for nickel and titanium scrap, remain volatile.

“Looking beyond these short-term challenges, our strategy is to continue to ensure that ATI remains well-positioned for profitable growth over the next 3 to 5 years and beyond. Our unmatched diversification in specialty metals products, technology leadership, unsurpassed manufacturing capabilities, customer responsiveness, and increasingly competitive cost structure are key elements of our growth strategy. We continue to believe that market conditions remain favorable for long-term secular growth from our key markets of aerospace, oil and gas/chemical process industry, electrical energy, and medical.

“We came away from June’s Paris Air Show with increased confidence that the aerospace build rates are on schedule, and we were encouraged by the optimism of the OEMs and our customers throughout the supply chain. ATI displayed new and innovative products that illustrate our growing content of proprietary and advanced products for next-generation jet engines.”

	Three Months Ended		Six Months Ended
	June 30		June 30
	In Millions
	2013	2012	2013	2012

Sales	$1,135.5	$1,357.4	$2,314.9	$2,709.9

Net income attributable to ATI	$4.4	$56.4	$14.4	$112.6

	Per Diluted Share

Net income attributable to ATI per common share	$0.04	$0.50	$0.13	$1.00

Second Quarter 2013 Financial Results

  Sales for the second quarter 2013 decreased 16% to $1.14 billion compared to the second quarter 2012 as revenues continued to be impacted by lower base-selling prices for many of our products, falling raw material indices/surcharges, and decreased demand from the oil and gas/chemical process industry, jet engine aftermarket, electrical energy, and construction and mining markets. Compared to the second quarter 2012, sales decreased 14% in the High Performance Metals segment, 16% in the Flat-Rolled Products segment, and 26% in the Engineered Products segment. Direct international sales for the first six months of 2013 were 39% of total sales.
  Second quarter 2013 segment operating profit was $71.7 million, or 6.3% of sales, compared to segment operating profit of $159.9 million, or 11.8% of sales, for the second quarter 2012. The decreases in operating profit were primarily due to lower shipments associated with most of our high-value and standard products, lower base-selling prices for many products, and the impact of higher raw material costs for products with longer manufacturing cycle times not aligned with lower raw material indices/surcharges.
  Net income attributable to ATI for the second quarter 2013 was $4.4 million, or $0.04 per diluted share, compared to $56.4 million, or $0.50 per diluted share, in the second quarter 2012. Results for the second quarter 2013 included a $2.6 million discrete tax benefit, primarily associated with adjustments of prior years’ taxes.
  Cash flow provided by operations was $115.4 million in the second quarter 2013 and $58.0 million for the first six months of 2013. Managed working capital increased $36.1 million in the first six months of 2013.
  Cash on hand at the end of the second quarter 2013 was $74.1 million. During the first six months of 2013, we invested $223.7 million in capital expenditures, primarily related to the Flat-Rolled Products segment’s HRPF.
  Gross cost reductions, before the effects of inflation, totaled $79.4 million Company-wide in the first six months of 2013.

High Performance Metals Segment

Market Conditions

  Demand remained weak in the second quarter 2013 for many of our products compared to the first quarter 2013. Mill product shipments of titanium and titanium alloys decreased 13%; nickel-based and specialty alloys decreased 10%; zirconium and related alloys increased 39%; and sales of precision forgings and castings increased 3% compared to the first quarter 2013. Sales in the second quarter 2013 to the aerospace market, the segment’s largest end market, decreased 7% compared to the first quarter 2013 on reduced airframe demand. Shorter lead times and available capacity has resulted in lower base-selling prices for certain transactional business. Direct international sales represented nearly 47% of total segment sales for the second quarter 2013.

Second quarter 2013 compared to second quarter 2012

  Sales decreased to $484.5 million, or by 14%, compared to the second quarter 2012 primarily as a result of lower mill product shipments of nickel-based and specialty alloys and zirconium and related alloys, and a decrease in sales of precision forged and cast components due to lower demand from the jet engine, construction and mining, nuclear energy, and oil and gas markets. In addition, lower raw material indices and lower base-selling prices negatively affected revenues.
  Segment operating profit decreased to $67.2 million, or 13.9% of sales, compared to $102.2 million, or 18.1% of sales, for the second quarter 2012. The decrease in operating profit primarily resulted from lower shipment volumes for most products, the impact of higher raw material costs for products with longer manufacturing cycle times not aligned with falling raw material indices, and lower base-selling prices for some products.
  Gross cost reductions in the segment totaled $49.5 million in the first six months of 2013.

Flat-Rolled Products Segment

Market Conditions

  Demand improved compared to the first quarter 2013 from the oil and gas/chemical process industry and automotive markets. Compared to the first quarter 2013, shipments increased 6% for high-value products, which includes titanium, nickel-based alloys, Precision Rolled Strip® products, and grain-oriented electrical steel. Second quarter 2013 Flat-Rolled Products segment titanium shipments, including Uniti joint venture conversion, were 3.0 million pounds, a 2% decrease compared to the first quarter 2013. Shipments of standard stainless (sheet and plate) products declined 3% compared to the first quarter 2013. Direct international sales represented nearly 37% of total segment sales for the second quarter 2013. Flat-Rolled Products shipment information is presented in the attached Selected Financial Data – Mill Products table.

Second quarter 2013 compared to second quarter 2012

  Sales decreased 16% compared to the second quarter 2012 to $552.2 million, primarily due to lower shipments of both high-value and standard products, lower base-selling prices, and lower raw material surcharges. Shipments of standard stainless products decreased 8% and shipments of high-value products declined 7%. Average transaction prices for all products, which include surcharges, declined 9%. Average base-selling prices remain at historically low levels for standard stainless products.
  Segment operating profit was $1.4 million, or 0.3% of sales, compared to $44.5 million, or 6.8% of sales, for the second quarter 2012, reflecting a sales mix of more standard stainless products, and lower base-selling prices and margins for most products.
  Gross cost reductions in the segment totaled $25.3 million in the first six months of 2013.

Engineered Products Segment

Market Conditions

  Compared to the first quarter 2013, demand was slightly improved from the oil and gas and aerospace markets, but was lower from the construction and mining and transportation markets.

Second quarter 2013 compared to second quarter 2012

  Sales decreased 26% to $98.8 million, compared to the second quarter 2012, primarily as a result of lower overall demand for tungsten-based products and carbon alloy steel forgings.
  Segment operating profit was $3.1 million for the second quarter 2013 compared to $13.2 million in the second quarter 2012. Segment operating profit for the second quarter 2013 was negatively impacted by higher raw material inventory costs for tungsten-based products and lower business activity across most operating units in this segment.
  Gross cost reductions in the segment totaled $4.6 million in the first six months of 2013.

Other Expenses

  Corporate expenses for the second quarter 2013 were $11.9 million, compared to $15.8 million in the second quarter 2012. The decrease in corporate expenses was primarily the result of reduced annual and long-term performance-based incentive compensation expenses.
  Interest expense, net of interest income, was $13.9 million in the second quarter 2013, compared to $18.6 million in the second quarter 2012. The decrease in interest expense was primarily due to increased capitalized interest on major strategic projects.
  Capitalized interest on major strategic capital projects reduced interest expense by $10.6 million for the second quarter 2013 compared to a reduction of $5.6 million for the second quarter 2012, and primarily related to the HRPF project.
  Other expenses, which include expenses related to closed operations, for the second quarter 2013 were $5.7 million, compared to $5.2 million in the year-ago period.

Retirement Benefit Expense

  Retirement benefit expense, which includes pension expense and other postretirement expense, increased to $32.5 million in the second quarter 2013, compared to $30.6 million in the second quarter 2012. This increase was primarily due to the utilization of a lower discount rate to value retirement benefit obligations.
  For the second quarter 2013, retirement benefit expense of $25.3 million was included in cost of sales and $7.2 million was included in selling and administrative expenses. For the second quarter 2012, the amount of retirement benefit expense included in cost of sales was $22.3 million and the amount included in selling and administrative expenses was $8.3 million.

Income Taxes

  The second quarter 2013 provision for income taxes was $1.1 million, or 14.3% of income before tax, compared to the 2012 provision for income taxes of $31.0 million, or 34.6% of income before tax. The second quarter 2013 included discrete tax benefits of $2.6 million, primarily associated with adjustments of prior years’ taxes. Excluding these items, the annual effective tax rate was 41.1%.

Cash Flow, Working Capital and Debt

  Cash on hand was $74.1 million at June 30, 2013, a decrease of $230.5 million from year-end 2012.
  Cash flow provided by operations for the first six months of 2013 was $58.0 million and included an investment of $36.1 million in managed working capital.
  The growth in managed working capital resulted from a $43.7 million increase in accounts receivable associated with increased business activity and a $53.5 million decrease in accounts payable, partially offset by a $61.1 million decrease in inventory.
  At June 30, 2013, managed working capital was 39.8% of annualized sales, compared to 41.1% of annualized sales at year-end 2012. We define managed working capital as accounts receivable plus gross inventories less accounts payable.
  Cash used in investing activities was $223.2 million in the first six months of 2013 and consisted primarily of capital expenditures associated with the Flat-Rolled Products segment’s HRPF.
  Cash used in financing activities was $65.3 million in the first six months 2013, and included dividend payments to stockholders of $38.4 million and dividend payments to noncontrolling interests of $18.0 million.
  Net debt as a percentage of total capitalization was 36.0% at the end of the second quarter 2013 compared to 32.2% at the end of 2012. Total debt to total capital was 37.2% at June 30, 2013, compared to 37.4% at the end of 2012.
  There were no borrowings outstanding under ATI’s $400 million unsecured domestic borrowing facility, although a portion of the letters of credit capacity was utilized.

Senior Notes Offering

  ATI issued $500 million aggregate principal amount of 5.875% Senior Notes due 2023 (the "Senior Notes") on July 12, 2013. The Senior Notes will pay interest semi-annually in arrears at a rate of 5.875% per year and will mature on August 15, 2023, unless earlier redeemed or repurchased. We intend to use net proceeds from the offering of the Senior Notes for general corporate purposes, which may include repurchases, repayment or refinancing of debt, capital expenditures, additions to working capital, the financing of future acquisitions or strategic combinations.

Allegheny Technologies will conduct a conference call with investors and analysts on July 24, 2013, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast live on www.ATImetals.com. To access the broadcast, click on “Conference Call”. A slide presentation to be used during the conference call will be posted on www.ATImetals.com prior to the call. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2012, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Metals Company®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of approximately $4.6 billion for the last twelve months. ATI has approximately 10,900 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, forgings, castings and fabrication and machining capabilities. The ATI website is www.ATImetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
(Unaudited, dollars in millions, except per share amounts)

		Three Months Ended		Six Months Ended
		June 30		June 30
		2013	2012	2013	2012

	Sales	$1,135.5	$1,357.4	$2,314.9	$2,709.9
	Costs and expenses:
	Cost of sales	1,031.7	1,158.5	2,096.8	2,304.0
	Selling and administrative expenses	82.1	90.7	167.8	194.1
	Income before interest, other income and income taxes	21.7	108.2	50.3	211.8
	Interest expense, net	(13.9)	(18.6)	(28.3)	(38.5)
	Other income (expense), net	(0.1)	0.1	1.0	0.5
	Income before income tax provision	7.7	89.7	23.0	173.8
	Income tax provision	1.1	31.0	4.8	56.8

	Net income	6.6	58.7	18.2	117.0

Less:	Net income attributable to noncontrolling interests	2.2	2.3	3.8	4.4

	Net income attributable to ATI	$4.4	$56.4	$14.4	$112.6

	Basic net income attributable to ATI per common share	$0.04	$0.53	$0.13	$1.06

	Diluted net income attributable to ATI per common share	$0.04	$0.50	$0.13	$1.00

	Weighted average common shares outstanding -- basic (millions)	106.8	106.1	106.7	106.0

	Weighted average common shares outstanding -- diluted (millions)	107.2	116.6	107.1	116.5

	Actual common shares outstanding-- end of period (millions)	108.0	107.2	108.0	107.2

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited - Dollars in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
Sales:
High Performance Metals	$484.5	$566.2	$1,002.9	$1,147.5
Flat-Rolled Products	552.2	657.4	1,110.3	1,293.4
Engineered Products	98.8	133.8	201.7	269.0

Total External Sales	$1,135.5	$1,357.4	$2,314.9	$2,709.9

Operating Profit:

High Performance Metals	$67.2	$102.2	$142.5	$206.3
% of Sales	13.9%	18.1%	14.2%	18.0%

Flat-Rolled Products	1.4	44.5	3.8	91.3
% of Sales	0.3%	6.8%	0.3%	7.1%

Engineered Products	3.1	13.2	3.7	25.5
% of Sales	3.1%	9.9%	1.8%	9.5%

Operating Profit	71.7	159.9	150.0	323.1
% of Sales	6.3%	11.8%	6.5%	11.9%

Corporate expenses	(11.9)	(15.8)	(24.3)	(37.5)

Interest expense, net	(13.9)	(18.6)	(28.3)	(38.5)

Closed company and other expenses	(5.7)	(5.2)	(9.4)	(12.1)

Retirement benefit expense	(32.5)	(30.6)	(65.0)	(61.2)

Income before income taxes	$7.7	$89.7	$23.0	$173.8

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Current period unaudited--Dollars in millions)

	June 30,	December 31,
	2013	2012
ASSETS

Current Assets:
Cash and cash equivalents	$74.1	$304.6
Accounts receivable, net of allowances for doubtful accounts of $5.8 and $5.5 at June 30, 2013 and December 31, 2012, respectively	655.5	613.3
Inventories, net	1,504.9	1,536.6
Prepaid expenses and other current assets	97.3	56.1
Total Current Assets	2,331.8	2,510.6

Property, plant and equipment, net	2,692.4	2,559.9
Cost in excess of net assets acquired	737.0	740.1
Deferred income taxes	-	71.5
Other assets	358.4	365.7

Total Assets	$6,119.6	$6,247.8

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$445.6	$499.9
Accrued liabilities	293.1	330.5
Deferred income taxes	27.6	24.0
Short term debt and current portion of long-term debt	420.3	17.1
Total Current Liabilities	1,186.6	871.5

Long-term debt	1,053.6	1,463.0
Accrued postretirement benefits	480.0	495.2
Pension liabilities	707.8	721.1
Deferred income taxes	4.2	-
Other long-term liabilities	100.5	109.9
Total Liabilities	3,532.7	3,660.7

Total ATI stockholders' equity	2,491.2	2,479.6
Noncontrolling interests	95.7	107.5
Total Equity	2,586.9	2,587.1

Total Liabilities and Equity	$6,119.6	$6,247.8

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited - Dollars in millions)
	Six Months Ended
	June 30
	2013	2012

Operating Activities:

Net income	$18.2	$117.0

Depreciation and amortization	96.9	96.2
Deferred taxes	57.1	(17.6)
Change in managed working capital	(36.1)	(205.4)
Change in retirement benefits	32.3	26.8
Accrued liabilities and other	(110.4)	42.8
Cash provided by operating activities	58.0	59.8
Investing Activities:
Purchases of property, plant and equipment	(223.7)	(165.7)
Asset disposals and other	0.5	0.9
Cash used in investing activities	(223.2)	(164.8)
Financing Activities:
Payments on long-term debt and capital leases	(5.9)	(5.8)
Net borrowings under credit facilities	0.6	0.3
Dividends paid to shareholders	(38.4)	(38.2)
Dividends paid to noncontrolling interest	(18.0)	-
Taxes on share-based compensation and other	(3.6)	(21.6)
Cash used in financing activities	(65.3)	(65.3)
Decrease in cash and cash equivalents	(230.5)	(170.3)
Cash and cash equivalents at beginning of period	304.6	380.6
Cash and cash equivalents at end of period	$74.1	$210.3

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data - Mill Products
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
Shipment Volume:

Flat-Rolled Products (000's lbs.)
High value	120,272	128,793	233,295	249,297
Standard	168,946	183,555	342,764	340,875
Flat-Rolled Products total	289,218	312,348	576,059	590,172

Average Selling Prices:

Flat-Rolled Products (per lb.)
High value	$2.71	$2.90	$2.75	$3.05
Standard	$1.33	$1.52	$1.35	$1.54
Flat-Rolled Products combined average	$1.90	$2.09	$1.92	$2.18

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
Numerator for Basic net income per common share -
Net income attributable to ATI	$4.4	$56.4	$14.4	$112.6
Effect of dilutive securities:
4.25% Convertible Notes due 2014	-	2.1	-	4.4
Numerator for Dilutive net income per common share -
Net income attributable to ATI after assumed
conversions	$4.4	$58.5	$14.4	$117.0

Denominator for Basic net income per common share -
Weighted average shares outstanding	106.8	106.1	106.7	106.0
Effect of dilutive securities:
Share-based compensation	0.4	0.9	0.4	0.9
4.25% Convertible Notes due 2014	-	9.6	-	9.6
Denominator for Diluted net income per common share -
Adjusted weighted average assuming conversions	107.2	116.6	107.1	116.5

Basic net income attributable to ATI per common share	$0.04	$0.53	$0.13	$1.06

Diluted net income attributable to ATI per common share	$0.04	$0.50	$0.13	$1.00

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited - Dollars in millions)

	June 30,	December 31,
	2013	2012

Accounts receivable	$655.5	$613.3
Inventory	1,504.9	1,536.6
Accounts payable	(445.6)	(499.9)
Subtotal	1,714.8	1,650.0

Allowance for doubtful accounts	5.8	5.5
LIFO reserve	50.1	76.9
Corporate and other	66.2	68.4
Managed working capital	$1,836.9	$1,800.8

Annualized prior 2 months sales	$4,613.1	$4,380.0

Managed working capital as a % of annualized sales	39.8%	41.1%

Year to date change in managed working capital	$36.1

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited - Dollars in millions)

	June 30,	December 31,
	2013	2012

Total debt	$1,473.9	$1,480.1
Less: Cash	(74.1)	(304.6)
Net debt	$1,399.8	$1,175.5

Net debt	$1,399.8	$1,175.5
Total ATI stockholders' equity	2,491.2	2,479.6
Net ATI capital	$3,891.0	$3,655.1

Net debt to ATI capital	36.0%	32.2%

Total debt	$1,473.9	$1,480.1
Total ATI stockholders' equity	2,491.2	2,479.6
Total ATI capital	$3,965.1	$3,959.7

Total debt to total ATI capital	37.2%	37.4%

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004